Exhibit 99.6

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of ____________________ (the “Grant Date”) by and between Cresco Labs Inc., a British Columbia corporation (“Cresco” or the “Corporation”), and the undersigned employee (the “Recipient”). As used in this Agreement, the term “Corporation” shall include, where applicable, any and all of its subsidiaries or related entities.

WHEREAS, in accordance with the Cresco Labs Inc. 2018 Long-Term Incentive Plan (the “Plan”), the provisions of which are incorporated herein by reference, the Corporation, in connection with the services to be performed by Recipient, has authorized grants of Restricted Stock Units (the “RSUs”) to the Recipient, payable in shares of the Corporation’s subordinate voting shares, par value $0.01 per share (“Stock”), pursuant to the terms and conditions set forth in the Plan and in this Agreement. Capitalized terms used but not defined herein have the meanings attributed to them in the Plan.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cresco and Recipient agree as follows:

1. Grant of the RSUs. Subject to the terms, conditions, limitations and restrictions set forth herein, the Recipient is hereby granted _______________ RSUs on the Grant Date.

2. Vesting of the RSUs. Subject to earlier termination, acceleration or cancellation of the RSUs as provided herein, the RSUs shall vest in ________________% increments (rounded to the nearest whole unit) as indicated in the following vesting table (each a “Vesting Date”), commencing and continuing in accordance with the vesting table; provided that the Recipient continues to be employed by the Corporation on each such Vesting Date. The following table indicates the number of RSUs that shall vest on each vesting date:

Vesting Date:	No. of Vested RSUs

Subject to Sections 6 and 10 of this Agreement, upon the vesting of the RSUs and as soon as administratively practicable after each Vesting Date, but no later than 30 days following such vesting, Cresco shall convert the RSUs to Stock, and issue and/or pay such to the Recipient.

3. Transferability Restriction. The RSUs may not be assigned, transferred or otherwise disposed of, or pledged or hypothecated in any way (whether by operation of law or otherwise) except in compliance with Section 9 of the Plan. Except as otherwise permitted under the Plan or authorized by the Administrator, any assignment, transfer, pledge, hypothecation or other disposition of the RSU or any attempt to make any levy of execution, attachment or other process will cause the RSU to terminate immediately upon the happening of any such event; provided, however, that any such termination of the RSU under the provisions of this Paragraph 3 will not prejudice any rights or remedies which Cresco may have under this Agreement or otherwise

4. Effect of Termination of Service. Except as provided herein, or as otherwise provided in Section 7(h) of the Plan, the Recipient’s rights to the RSUs upon Termination of Service for any reason, to the extent the RSU is not vested under the terms of the Plan, shall be forfeited, and the Recipient shall no longer have any rights with respect to the forfeited and cancelled RSUs (or any Dividend Equivalents with respect thereto).

5. Recipient’s Rights as Stockholder. Prior to the vesting of the RSUs, the Recipient shall have no rights as a stockholder with respect to the Stock to be issued upon the vesting of the RSUs. However, the Recipient may be credited with an amount equal to all cash dividends (“Dividend Equivalents”) that would have been paid to the Recipient if one share of Stock had been issued to the Recipient on the Grant Date for each RSU granted to the Recipient as set forth in this Agreement, and in Section 7(h) of the Plan. Upon the vesting of the RSUs, in addition to the issuance and delivery of Stock or cash in accordance with Section 2, the Recipient may be entitled to payment of the Dividend Equivalents in cash.

6. Adjustments. The RSU shall be subject to adjustment upon the occurrence of certain events as set forth in Section 10 of the Plan.

7. Notices. Each notice relating to this Agreement will be in writing and delivered in person or by certified mail to the proper address. Notices to Cresco shall be addressed to Cresco, attention: Chief Financial Officer and General Counsel, Cresco Labs Inc., 400 W. Erie St., Suite 300, Chicago, Illinois 60654, or at such other address as may constitute Cresco’s principal place of business at the time. Notices to Recipient or other person or persons then entitled to the RSU shall be addressed to Recipient or such other person or persons at Recipient’s or such other person’s address then on file with Cresco. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect given pursuant to this Paragraph 7.

8. Benefits of Agreement. This Agreement will inure to the benefit of and be binding upon each successor and assignee of Cresco. All obligations imposed upon Recipient and all rights granted to Cresco under this Agreement will be binding upon Recipient’s heirs, legal representatives and successors.

9. Compliance with Laws and Other Restrictions. The RSU and Cresco’s obligation to sell and deliver shares related to the RSU are subject to (a) all applicable federal, state and provincial laws, rules and regulations (including those of any national securities exchange(s) on which the Stock may be listed), (b) such approvals as may be required by any regulatory or governmental agency, and (c) any restrictions imposed under any internal Cresco policy or any written agreement or instrument by which Recipient is bound.

10. Withholding of Taxes. Whenever Cresco is required to issue Stock pursuant to this Agreement , Cresco shall require that the Recipient remit in cash to Cresco an amount sufficient to satisfy any federal, state, provincial and/or local tax withholding requirements before the issuance of the Stock; provided, that the Recipient may satisfy such tax withholding obligations by (i) authorizing Cresco to withhold from the Stock to be issued a number of shares with an aggregate Fair Market Value that would satisfy the withholding amount due and to issue such Stock on behalf of the Recipient to an agent or broker to sell such Stock into the public markets on behalf of the Recipient, with the cash proceeds from such sale to be remitted to Cresco in order to satisfy any such withholding or source deduction obligations; or (ii) any other reasonable method to satisfy applicable withholding taxes as provided in the Plan or determined by the Administrator. Notwithstanding the provisions of clause (i) of the preceding sentence, the Fair Market Value of shares withheld shall not exceed the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the RSUs or underlying Stock as a liability for financial accounting purposes).

11. Plan Governs. In the event that any provision in this Agreement conflicts with a provision in the Plan, the provision of the Plan shall govern.

12. Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

13. Tax Consequences. None of Cresco, any Subsidiary, or any officer, director, employee or agent of either, shall be responsible to Recipient or any other person for the tax consequences of the RSUs thereof or the sale or other disposition of the underlying Stock.

14. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement, without the necessity of posting bond or any other security.

15. Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. A waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach

16. Obligations of Cresco. Notwithstanding any other provision of this Agreement or the Plan, Cresco’s sole obligation to settle the RSUs pursuant to this Agreement shall be the delivery of Stock and in no circumstance shall Cresco have the unilateral discretion in the absence of the agreement of the Recipient to settle any RSUs under this Agreement in cash or other property.

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IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

CRESCO: CRESCO LABS INC. By:_______________________________ Name: Title:	RECIPIENT: _______________________________ [Name]